Exhibit 10.11
CLOUDWAYS FZ-LLC
EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is entered into on August 17, 2023 (the “Effective Date”) by and between Cloudways FZ-LLC (the “Company”), a company incorporated in the Dubai Development Authority (“DDA”), UAE, having its registered office premises at Unit 104, First floor, Building 13, Dubai Internet City, Dubai, UAE and holding license number 97709 and wholly-owned indirect subsidiary of DigitalOcean Holdings, Inc. and Muhammad Aaqib Gadit, a Pakistani national, born on April 24, 1986 with passport number AA4473403 (the “Executive”) (collectively with the Company, the “Parties”).
WHEREAS, the Company and Executive desire to set forth the terms upon which the Executive will continue Executive’s employment with the Company;
WHEREAS, the Company Group (as defined below) and Executive are parties to an offer letter, dated September 1, 2022 (as such terms were subsequently amended on January 3, 2023 upon Executive’s promotion to the role of Company Group’s Chief Revenue Officer, the “Existing Agreement”); and
WHEREAS, the Parties desire to supersede and replace the Existing Agreement with the below terms.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:
1.    Employment by the Company.
1.1    Position. As of the Effective Date, Executive shall continue to serve as the Company Group’s Chief Revenue Officer for a fixed term of three years (“Term”), expiring on August 16, 2026 (the “Expiry Date”). This Agreement shall be renewed automatically for successive periods of the same length as the Term unless either Party notifies the other in writing of such Party’s intention not to renew the Agreement, such notification to be given not less than the notice period set forth below prior to the expiry of the Term. Executive shall perform such duties as are required by the Chief Executive Officer to whom Executive will report, or by such other person(s) as that person may designate. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company Group, except for approved time off permitted by the Company Group’s general employment policies.
1.2    Terms of Employment. Any aspect of the employment relationship which is not dealt with herein shall be governed by and construed in accordance with the Labour Law, the Executive Regulations and any other applicable rules and regulations as may be in effect in the Emirate of Dubai or the UAE as applicable from time to time (as each such term is defined below).
1.3    Hours of Work and Overtime. The Executive’s hours of work will be from 9:00am to 6:00pm Monday to Friday, including a one-hour lunch break. The Executive’s working hours may be amended as the Company may from time to time deem necessary. The Executive will not be entitled to any overtime pay in the event that he is required to work in excess of his normal hours of work.
1.4    Annual Leave Entitlement. The Executive’s annual entitlement will be twenty-two (22) working days. Leave must be taken at times to be agreed with the Chief Executive Officer. The Executive is not entitled to carry forward any unused part of their annual leave to a subsequent annual leave year.
1.5    Policies and Procedures. The employment relationship between the Parties shall be governed by the general employment policies and practices of the Company Group, except that when the terms of this Agreement differ from or are in conflict with the Company Group’s general employment policies or practices, this Agreement shall control.
2.    Compensation.
2.1    Base Salary. For services to be rendered hereunder, Executive shall receive a base salary at the rate of one million five hundred sixty one thousand twenty five dirhams (AED 1,561,025) per year (as modified from time-to-time, the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.
2.2    Annual Bonus. Executive will be eligible for an annual discretionary cash bonus of up to seventy percent (70%) of Executive’s Base Salary (the “Annual Bonus”). Whether Executive receives an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined by the Board of Directors (the “Board”) of DigitalOcean Holdings, Inc. (“Holdings”) (or the Compensation Committee of the Board) based upon the Company Group’s and Executive’s achievement of objectives and milestones to be determined on an annual basis. Any Annual Bonus that is awarded will be paid within the first ninety (90) days of the calendar year following the applicable bonus year. Except for a Change in Control Annual Bonus (as defined below) payment, Executive will not be eligible for, and will not earn, any Annual Bonus (including a prorated bonus) if Executive’s employment terminates for any reason before the payment date.
3.    Standard Company Benefits. Executive shall be entitled to participate in all employee benefit programs for which Executive is eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its employees. The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time.

4.    Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in furtherance or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.
5.    Termination of Employment; Severance
5.1    Termination Without Cause; Resignation for Good Reason.
(i)    The Company may terminate Executive’s employment with the Company at any time without Cause (as defined below) by providing thirty (30) days’ prior written notice. Further, Executive may resign at any time for Good Reason (as defined below).
(ii)    In the event Executive’s employment with the Company is terminated by the Company without Cause, or Executive resigns for Good Reason, then provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and provided that Executive remains in compliance with the terms of this Agreement, the Company shall provide Executive with the following severance benefits:
(a)    The Company shall pay Executive, as severance, six
(6) months of Base Salary, subject to standard payroll deductions and withholdings (the “Severance”). The Severance will be paid in equal installments on the Company’s regular payroll schedule over the six (6) month period following Executive’s Separation from Service; provided, however, that no payments will be made prior to the 60th day following Executive’s Separation from Service. On the 60th day following Executive’s Separation from Service, the Company will pay Executive in a lump sum the Severance that Executive would have received on or prior to such date under the standard payroll schedule but for the delay while waiting for the 60th day in compliance with the United States Internal Revenue Code (the “Code”) Section 409A, with the balance of the Severance being paid as originally scheduled. The Parties agree that the Severance shall satisfy any required payments in lieu of notice, gratuity payments, payments for accrued and unused annual leave or other payments that Company is required to make upon termination of employment under the Labour Law.
(b)    Provided that the Executive timely completes any required paperwork or documentation, the Company shall pay Executive’s health insurance premiums to continue Executive’s coverage under the Company’s health insurance plan (including coverage for eligible dependents, if such dependent was covered as of the date prior to Executive’s date of termination of employment with the Company, such dependents, the “Covered Dependents”) (“Health Insurance Premiums”) through the period (the “Health Insurance Premium Period”) starting on Executive’s Separation from Service and ending on the earliest to occur of: (i) six (6) months following Executive’s Separation from Service; (ii) the date Executive becomes eligible for health insurance coverage through a new employer; or (iii) the date Executive ceases to be eligible for the Company’s health insurance coverage for any reason, including plan termination. In the event Executive becomes covered under another employer’s health plan or otherwise ceases to be eligible for the Company’s health insurance plan during the Health Insurance Premium Period, Executive must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the Health Insurance Premiums without a substantial risk of violating applicable law, the Company instead shall pay to Executive, on the first day of each calendar month, a fully taxable cash payment equal to the applicable Health Insurance Premium for that month (including premiums for Executive and Covered Dependents), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the Health Insurance Premium Period. Executive may, but is not obligated to, use such Special Cash Payments toward the cost of health insurance premiums.
(iii)    If the Company terminates Executive’s employment with the Company without Cause, or Executive resigns for Good Reason, in either case within three
(3) months prior to or twelve (12) months following the closing of a Change in Control (as defined below), then instead of the severance benefits provided in Section 5.1(ii) above, the Company shall provide Executive with the following severance benefits:
(a)    The Company shall pay Executive, as severance, twelve (12) months of Base Salary, subject to standard payroll deductions and withholdings (the “Change in Control Severance”). The Change in Control Severance will be paid in a single lump sum within sixty (60) days following Executive’s termination of employment; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Change in Control Severance shall be paid in the second calendar year by the last day of such 60-day period. Notwithstanding the foregoing, if such termination occurs prior to a Change in Control, the Change in Control Severance shall commence to be paid in installments in accordance with Section 5.1(ii) above, and upon the occurrence of such Change in Control, the remainder of the Change in Control Severance shall be payable in a lump sum in accordance with this section. The Parties agree that the Change in Control Severance shall satisfy any required gratuity payments, payments for accrued and unused annual leave or other payments that Company is required to make upon termination of employment under the Labour Law.
(b)    Provided Executive timely elects continued coverage under the Company’s health insurance, the Company shall pay Executive’s health insurance premiums to continue Executive’s coverage (including coverage for Covered Dependents) (“Change in Control Health Insurance Premiums”) through the period (the “Change in Control Health Insurance Premium Period”) starting on Executive’s termination of employment and ending on the earliest to occur of: (i) twelve (12) months following Executive’s termination of employment; (ii) the date Executive becomes eligible for health insurance coverage through a new employer; or (iii) the date Executive ceases to be eligible for the Company’s health insurance for any reason, including plan termination. In the event Executive becomes covered under another employer's health plan or otherwise ceases to be eligible for the Company’s health insurance during the Change in Control

Health Insurance Premium Period, Executive must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the Change in Control Health Insurance Premiums without a substantial risk of violating applicable law, the Company instead shall pay to Executive, the Special Cash Payment for the remainder of the Change in Control Health Insurance Premium Period. Executive may, but is not obligated to, use such Special Cash Payments toward the cost of Change in Control Health Insurance Premiums.
(c)    The Company shall pay Executive, as a bonus, one hundred percent (100%) of Executive’s Annual Bonus in effect as of the date of Executive’s employment termination for the fiscal year in which the termination of employment occurs (the “Change in Control Annual Bonus”). The Change in Control Annual Bonus will be subject to standard payroll deductions and withholdings and will be paid in a single lump sum within sixty (60) days following Executive’s termination of employment; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Change in Control Annual Bonus shall be paid in the second calendar year by the last day of such 60-day period.
(d)    (i) One hundred percent (100%) of all outstanding equity awards in Holdings held by Executive immediately prior to the employment termination date (if any) subject to time-based vesting requirements, shall be accelerated in full as of the effective date of the Separation Agreement (as defined below); and (ii) the vesting and exercisability of all outstanding equity awards in Holdings subject to performance-based vesting will be treated as set forth in Executive’s equity award agreement governing such award.
5.2    Death or Disability.
(i)    Upon fourteen (14) days prior written notice from the Company, in the event of Disability (as defined below), Executive’s employment shall terminate and Executive shall be entitled to: (a) the severance benefits set forth in Section 5.1(ii)(a); (b) if eligible based on the terms set forth in the award agreements governing Executive’s equity pursuant to Holdings’ 2021 Equity Incentive Plan, acceleration of all of Executive’s outstanding equity awards in Holdings; and (c) Executive will not be entitled to any other severance benefits set forth herein.
(ii)    In the event of Executive’s death, Executive’s employment with the Company shall automatically terminate and the Company shall provide Executive’s estate with the following severance benefits: (a) the severance benefits set forth in Section 5.1(ii)(a); (b) if eligible based on the terms set forth in the award agreements governing Executive’s equity pursuant to Holdings’ 2021 Equity Incentive Plan, acceleration of all of Executive’s outstanding equity awards in Holdings; and (c) Executive will not be entitled to any other severance benefits set forth herein.

5.3    Termination for Cause; Resignation Without Good Reason.
(i)    The Company may terminate Executive’s employment with the Company at any time for Cause without notice or a payment in lieu. Further, Executive may resign at any time without Good Reason.
(ii)    If Executive resigns without Good Reason, or the Company terminates Executive’s employment for Cause, then (a) Executive will no longer vest in any equity awards in Holdings granted to Executive, (b) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (c) Executive will not be entitled to any severance benefits set forth herein.
6.    Conditions to Receipt of Severance Benefits. The receipt of the severance benefits set forth herein will be subject to Executive (or a representative from Executive’s estate in the event of Executive’s death) signing and not revoking a separation agreement and release of claims in a form satisfactory to the Company (the “Separation Agreement”) within a time period specified by the Company. No severance benefits will be paid or provided until the Separation Agreement becomes effective. Executive shall also resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company Group, each effective on the date of termination.
7.    Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six (6) month period measured from the date of Executive’s Separation from Service with the Company,
(ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.
8.    Definitions.
(i)    Cause. For purposes of this Agreement, “Cause” for termination will mean: (a) Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company Group; (b) Executive’s material breach of any agreement between Executive and the Company Group; (c) Executive’s material failure to comply with the Company Group’s written policies or rules; (d) Executive’s conviction or, or plea of “guilty” or “no contest” to, a felony under the laws of the United States, UAE or Pakistan or any state or a similar violation outside the United States, UAE or Pakistan; (e) Executive’s gross negligence or willful misconduct in connection with Executive’s conduct as an employee of the Company, which causes material harm to the Company Group; (f) Executive’s continuing failure to perform assigned duties after receiving written notification of the failure from the Board; or (g) Executive’s failure to cooperate in good faith (as reasonably determined by the Board) with a governmental or internal investigation of the Company Group or its directors, office, or employees, if the Company Group has reasonably requested Executive’s cooperation.
(ii)    Good Reason. For purposes of this Agreement, Executive shall have “Good Reason” for resignation from employment with the Company Group if any of the following actions are taken by the Company Group without Executive’s prior written consent: (a) a material reduction in Executive’s base salary, which the Parties agree is a reduction of at least 10% of Executive’s base salary (unless pursuant to a salary reduction program applicable generally to the Company Group’s similarly situated employees); or (b) a material reduction in Executive’s duties (including responsibilities and/or authorities), provided, however, changes that result solely from the Company Group becoming a subsidiary or a division of an acquiring company in connection with a Change in Control will not be deemed a “material reduction” in and of itself unless Executive’s new duties are materially reduced from the prior duties; or (c) a material reduction in Executive’s target bonus, which the Parties agree is a reduction of at least 10% of Executive’s target bonus (unless pursuant to an overall reduction program applicable generally to the Company Group’s similarly situated employees); or (d) a material breach by the Company of this Agreement. In order to resign for Good Reason, Executive must provide written notice to the Board within thirty (30) days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive’s resignation, allow the Company Group at least thirty (30) days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, Executive must resign from all positions Executive then holds with the Company Group not later than ninety (90) days after the expiration of the cure period.
(iii)    Disability. For purposes of this Agreement, “Disability” shall have the meaning set forth in Holdings’ 2021 Equity Incentive Plan.

(iv)    Change in Control. For purposes of this Agreement, “Change in Control” shall have the meaning set forth in Holdings’ 2021 Equity Incentive Plan.
(v)    Company Group. For the purposes of this Agreement, “Company Group” shall mean Company or any company, partnership or other entity controlled by, or controlling, or in common control with, the Company or its parent.
(vi)    Labour Law. For purposes of this Agreement, “Labour Law” will mean Federal Decree Law No. 33 of 2021, as amended.
(vii)    Executive Regulations. For the purposes of this Agreement, “Executive Regulations” will mean Cabinet Resolution No. 1 of 2022, as may be amended.
(viii)    UAE. For the purposes of this Agreement, “UAE” shall mean the United Arab Emirates.
9.    Proprietary Information Obligations.
9.1    Confidential Information Agreement. Executive acknowledges Executive’s continuing obligations pursuant to the Protective Covenants Agreement that Executive entered into with the Company, dated as of the date of the Existing Agreement (the “Confidentiality Agreement”), provided that the Parties agree that all references to the Company in the Confidentiality Agreement shall refer to the Company Group. In the event of a conflict between the terms of this Agreement and the Confidentiality Agreement, this Agreement shall control.
9.2    Third-Party Agreements and Information. Executive represents and warrants that Executive’s employment by the Company does not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform Executive’s duties to the Company without violating any such agreement. Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, that would be used in connection with Executive’s employment by the Company, except as expressly authorized by that third party. During Executive’s employment by the Company, Executive will use in the performance of Executive’s duties only information which is generally known and used by persons with training and experience comparable to Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive’s work for the Company.
10.    Outside Activities During Employment.
10.1    Non-Company Business. Executive will not during the term of Executive’s employment with the Company undertake or engage in any activity that materially interferes or creates a conflict of interest with the performance of Executive’s duties hereunder.
10.2    No Adverse Interests. Executive agrees during the term of Executive’s employment with the Company not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.
10.3    Permitted Activities. Executive may participate in certain preapproved activities of Executive, as provided in that certain Share Purchase Agreement, dated as of August 19, 2022 between Executive, DigitalOcean, LLC and the other parties thereto.
11.    Section 280G Matters.
11.1    If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this Section, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).
11.2    Notwithstanding any provision of this Section 11 to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

11.3    The Company shall appoint a nationally-recognized accounting, consulting or law firm to make the determinations required by this Section 11. The Company shall bear all expenses with respect to the determinations by such firm required to be made hereunder.
11.4    If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 11.1 so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 11.1, Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.
12.    General Provisions.
12.1    Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.
12.2    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the Parties.
12.3    Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
12.4    Complete Agreement. This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between Executive and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the Parties’ agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, including the Existing Agreement. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by a duly authorized officer of the Company.
12.5    Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.
12.6    Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
12.7    Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.
12.8    Tax Withholding and Indemnification. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to the Agreement.
12.9    Governing Law. This Agreement shall be governed by and be construed in accordance with the laws of the Emirate of Dubai and the UAE, in particular the Labour Law and its Executive Regulations. The Dubai courts shall have exclusive jurisdiction to hear and determine all disputes arising under this Agreement.

*    *    *

The Parties have executed this Agreement on the date written below.

CLOUDWAYS FZ-LLC

By: /s/ Alan Shapiro
Name: Alan Shapiro
Title: Director
Date: August 17, 2023

EXECUTIVE

/s/ Muhammad Aaqib Gadit
Muhammad Aaqib Gadit

Date: August 17, 2023